Mueller Industries, Inc. Announces Two-for-One Stock Split

COLLIERVILLE, Tenn., June 1, 2026 -- Mueller Industries, Inc. (NYSE: MLI) announced today that its Board of Directors has declared a two-for-one forward stock split. The Board of Directors also approved a proportionate increase in the number of authorized shares of common stock to accommodate the stock split. As a result of the stock split, which will be effected through an amendment to the Company’s Restated Certificate of Incorporation, each stockholder of record as of the close of trading on June 25, 2026 (the “record date”) will receive one additional share for every share held as of the record date. The additional share is expected to be distributed after the close of trading on June 30, 2026, and trading is expected to begin on a split-adjusted basis at market open on July 1, 2026, subject to the approval of the New York Stock Exchange.

The stock split is expected to increase the number of shares of the Company’s outstanding common stock to approximately 221.1 million. As a result of the stock split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding stock awards, the number of shares issuable under the Company’s equity incentive plans, the Company’s regular quarterly stock dividend and other agreements. The Company anticipates filing a Form 8-K with the U.S. Securities and Exchange Commission after the effective date to report an amendment to the Company’s Restated Certificate of Incorporation effecting the stock split and reflecting a proportionate adjustment to the total number of authorized shares of the Company’s common stock.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; electrical transmission; medical; aerospace and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks relating to whether our shareholders will approve the proposed charter amendment, economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226